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                                                                                                                       EXHIBIT 12.1
CoreComm Limited and Subsidiaries



                                                                                                          --------------------------
                                                                                                            The Predecessor OCOM
                                                                                                          --------------------------
                                                                                   For the period         For the
                                                                                   from                   period
                                                                                   April 1, 1998          from
                                                                                   (Date Operations       January 1,
                                                                                   Commenced) to          1998 to May
                                       December 31    December 31    December 31   December 31, 1998      31, 1998       December 31
                                      ----------------------------------------------------------------------------------------------
                                          2001          2000           1999                                                 1997
                                      ----------------------------------------------------------------------------------------------
Fixed charges:
  Interest                              $46,532,000    $19,451,000     $5,104,000         $21,000                $0             $0
  Amortization of debt expense            1,782,000      1,006,000        237,000               0                                0
  Interest portion of rental expense      2,930,000      2,588,000      1,717,000         118,000            33,000         44,000
                                      -------------  -------------   -------------   -------------      ------------    -----------
                                        $53,026,000    $24,051,000     $7,295,000        $139,000           $33,000        $44,000

Earnings:
  Income (loss) from operations       ($658,990,000) ($313,561,000) ($102,793,000)   ($15,815,000)      ($2,782,000)   ($4,379,000)
  Fixed charges per above                53,026,000     24,051,000      7,295,000         139,000            33,000         44,000
       Less: Capitalized interest                 0              0              0               0                 0              0
                                      -------------  -------------   -------------   -------------      ------------    -----------
                                      ($605,964,000) ($289,510,000)  ($95,498,000)   ($15,676,000)      ($2,749,000)   ($4,335,000)
                                      =============  =============   =============   =============      ============   ============

Ratio of Earnings to Fixed Charges (1)       -              -             -               -                 -               -



The ratio of earnings to fixed charges is not meaningful for the periods that result in a deficit.

(1)  For the years ended December 31, 2001, 2000 and 1999, the period from April 1, 1998 to December 31, 1998, the period from January 1, 1998 to May 31, 1998, and the year ended December 31, 1997, the deficit of earnings to fixed charges was $658,990,000, $313,561,000, $102,793,000, $15,815,000, $2,782,000 and $4,379,000, respectively.

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